Exhibit 10.2
FIRST AMENDMENT
TO THE LITTELFUSE, INC.
EQUITY INCENTIVE COMPENSATION PLAN
     This First Amendment to the Littelfuse, Inc. Equity Incentive Compensation Plan (the “Plan”) is made and entered into effective as of the 28th day of July, 2008, by Littelfuse, Inc. (the “Company”).
WITNESSETH:
     WHEREAS, the Company maintains the Plan, which is administered by the committee appointed by the Board of Directors (the “Board”), to provide for nonqualified stock option, incentive stock options, stock appreciation rights, restricted stock, performance shares, and performance units to its employees, prospective employees, and former employees;
     WHEREAS, the Company wishes simplify its processes and to amend the Plan to allow grants of awards under the Plan to be made pursuant to an award agreement that is not required to be executed by the Company or the participant, unless the Board or the committee appointed to administer the Plan determines otherwise; and
     WHEREAS, Section 15.1 of the Plan permits the Board to amend the Plan at any time, subject to certain restrictions that do not apply hereto.
     NOW, THEREFORE, the Company hereby amends the Plan as follows:
1.
     The definition of “Award Agreement” in Section 2.2 of the Plan is deleted in its entirety and replaced with the following:
2.2 “AWARD AGREEMENT” means a written document setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan, which need not be executed unless required by the Committee, and is a condition to the grant of an Award hereunder.
2.
Section 6.1(b) shall be deleted in its entirety and replaced with the following:
(b) AWARD AGREEMENT. Each Award shall be evidenced by an Award Agreement, effective as of the grant date, which shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Agreement shall also specify whether the Option is to be treated as an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be deemed a NQSO. No ISO may be granted to any person more than 10 years after the Effective Date of the Plan.
3.
     Section 7.1(b) shall be deleted in its entirety and replaced with the following:
(b) AWARD AGREEMENT. Each Award shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.
4.
     Section 8.1(b) shall be deleted in its entirety and replaced with the following:
(b) AWARD AGREEMENT. Each Award shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan.
5.
     Section 9.1(b) shall be deleted in its entirety and replaced with the following:
(b) AWARD AGREEMENT. Each Award shall be evidenced by an Award Agreement that shall specify the initial value of the Award, the performance goals and the Performance Period, as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.
6.
     Any other provision of the Plan is deemed amended to the extent necessary to carry out the full intent of this First Amendment.
7.
     Except as specifically amended hereby, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this First Amendment.

LITTELFUSE, INC.

By:
Name:
Title:

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